B2GOLD CORP.

RESTRICTED SHARE UNIT PLAN

(AMENDED)

1.	GENERAL

1.1.	Purpose

The B2Gold Corp. Restricted Share Unit Plan has been established to provide a greater alignment of interests between Designated Participants and shareholders of the Company, and to provide a compensation mechanism for Designated Participants that appropriately reflects the responsibility, commitment and risk accompanying their management roles. The Plan is also intended to assist the Company to attract and retain Designated Participants with experience and ability, and to allow Designated Participants to participate in the success of the Company. This Plan, effective May 7, 2015, amends the Restricted Share Unit Plan adopted on May 6, 2011, as amended on May 14, 2014.

2.	INTERPRETATION

2.1.	Definitions

In this Plan, the following terms shall have the following meanings:

“Acquirer” has the meaning ascribed thereto in Section 6.3(a);

“Affiliate” has the meaning ascribed thereto in the TSX Company Manual;

“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities legislation, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder, and the TSX Rules;

“Associate” means an associate as defined in the Securities Act (Ontario);

“Beneficiary” means any person designated by a Designated Participant by written instrument filed with the Committee to receive any amount payable in respect of Restricted Share Units in the event of the Designated Participant’s death or, failing any such effective designation, the Designated Participant’s estate;

“Blackout Period” means, in respect of a Designated Participant, an interval of time during which the Company has determined pursuant to applicable securities laws or any policy of the Company that no Designated Participant may trade any securities of the Company;

“Board” means the Board of Directors of the Company;

“Cause” means any act, omission or course of conduct recognized as cause for dismissal under Applicable Law, including, without limitation, embezzlement, theft, fraud, wilful failure to follow any lawful directive of the Company and wilful misconduct detrimental to the interests of the Company;

“Change of Control” means:

(a)

the acquisition, directly or indirectly, by any person or group of persons acting jointly or in concert, as such terms are defined in the Securities Act (British Columbia), of common shares of the Company which, when added to all other common shares of the Company at the time held directly or indirectly by such person or persons acting jointly or in concert, constitutes for the first time in the aggregate 20% or more of the outstanding common shares of the Company; or

(b)

the removal, by extraordinary resolution of the shareholders of the Company, of more than 50% of the then incumbent members of the Board, or the election of a majority of the directors comprising the Board who were not nominated by the Company’s incumbent Board at the time immediately preceding such election; or

(c)	consummation of a sale of all or substantially all of the assets of the Company; or

(d)	the consummation of a reorganization, plan of arrangement, merger or other transaction which has substantially the same effect as (a) to (c) above.

“Change of Control Date” means the date on which any Change of Control becomes effective;

“Committee” means Compensation Committee of the Board, or such other committee or persons (including the Board) as may be designated from time to time to administer the Plan;

“Common Share” means a common share of the Company eligible to be voted at a meeting of shareholders of the Company;

“Company” means B2Gold Corp. and its successors;

“Control”, when applied to the relationship between a Person and a company, means:

(a)

the beneficial ownership by that Person and its Related Entities at the relevant time of securities of that company to which are attached more than 50 per cent of the votes that may be cast to elect directors, otherwise than by way of security only; and

(b)	the votes carried by such securities being entitled, if exercised, to elect a majority of the board of directors of the company;

“Designated Participant” means a director, executive officer or employee of the Company or of a Related Entity of the Company or a person designated by the Company who provides services to the Company or a Related Entity of the Company to whom Restricted Share Units are granted pursuant to Section 4.1 and the Permitted Assigns of each such director, executive officer, employee or person designated by the Company;

“Disability” means any disability with respect to a Designated Participant, which the Board, in its sole and unfettered discretion, considers likely to prevent permanently the Designated Participant from:

(a)

being employed or engaged by the Company, its Subsidiaries or another employer, in a position the same as or similar to that in which he was last employed or engaged by the Company or its Subsidiaries;

(b)	acting as a director or officer of the Company or its Subsidiaries; or

(c)	engaging in any substantial gainful activity by reason of any medically determinable mental or physical impairment;

“Good Reason” means “Good Reason” or “Good Cause” as defined in the employment agreement, if any, between the relevant Designated Participant and the Company or a Subsidiary of the Company and, if there is no such definition or agreement, “Good Reason” will arise within 12 months following a Change of Control where the Designated Participant was induced by the actions of the employer to resign or terminate his employment, other than on a purely voluntary basis, as a result of the occurrence of one or more of the following events without the Designated Participant’s written consent, provided that such resignation shall only be designated as for “Good Reason” if the Designated Participant has provided 10 days’ written notice of such occurrence to the employer immediately upon occurrence of such an event and the employer has not corrected such occurrence within such 10-day period:

(a)

a materially adverse change in the Designated Participant’s position, duties, or responsibilities other than as a result of the Designated Participant’s physical or mental incapacity which impairs the Designated Participant’s ability to materially perform the Designated Participant’s duties or responsibilities as confirmed by a physician;

(b)	a materially adverse change in the Designated Participant’s reporting relationship that is inconsistent with the Designated Participant’s title or position;

(c)	a reduction by the employer of the base salary of the Designated Participant;

(d)	a reduction by the employer in the aggregate level of benefits made available to the Designated Participant; or

(e)	the relocation by the employer of the Designated Participant’s principal office to a location that is more than 50 kilometres from the Designated Participant’s existing principal office;

“Grant Date” means with respect to particular Restricted Share Units, the date a Participant received a grant of such Restricted Share Units;

“Grant Notice” means with respect to particular Restricted Share Units, a notice substantially in the form of Schedule A and containing such other terms and conditions relating to the grant of such Restricted Share Units as the Committee may prescribe;

“Insider” means:

(a)	an insider as defined in the Securities Act (Ontario) other than a person who is an insider solely by virtue of being a director or senior officer of a Subsidiary; and

(b)	an Associate of any person who is an insider under subsection (i);

“Market Value” of a Vested Restricted Share Unit or a Common Share on any date means the volume weighted average trading price of the Common Shares on the TSX (or any other stock exchange on which the majority of the volume of trading of the Common Shares has occurred over the relevant period) over the five Trading Days immediately preceding such date; provided, however, if the Common Shares are not listed and posted for trading on any stock exchange at the time such calculation is to be made, the Market Value per Common Share shall be the market value of a Common Share as determined by the Committee acting in good faith, or in the absence of the Committee, by the Board acting in good faith;

“NI 45-106” means National Instrument 45-106 Prospectus and Registration Exemptions of the Canadian Securities Administrators;

“Permitted Assign” has the meaning ascribed thereto in Section 2.22 of NI 45-106;

“Person” includes an individual, a corporation, a partnership, a trust, an unincorporated organization, the government of a country or any political subdivision thereof, or any agency or department of any such government;

“Plan” means this Restricted Share Unit Plan, including any schedules or appendices hereto, all as amended, restated, supplemented or otherwise modified from time to time;

“Redemption Date” for a Vested Restricted Share Unit means the date that is 5 business days following the Vesting Date;

“Related Entity” means, for the Company, a Person that controls or is controlled by the Company including, for greater certainty, its Subsidiaries, or that is controlled by the same Person that controls the Company;

“Restricted Share Unit” means a right granted to a Designated Participant to receive payment in the form of Common Shares in accordance with the provisions of the Plan;

“Restricted Share Unit Account” has the meaning ascribed thereto in Section 4.7;

“Retirement” means the retirement of the Designated Participant from employment with the Company or a Related Entity of the Company, and “retires” shall have a corresponding meaning. The determination of whether a Designated Participant has retired shall be at the sole discretion of the Committee;

“security based compensation arrangement” shall have the meaning ascribed to that term in the TSX Rules;

“Subsidiary” means any corporation or company of which outstanding securities to which are attached more than 50 per cent of the votes that may be cast to elect directors thereof are held (provided that such votes are sufficient to elect a majority of such directors), other than by way of security only, by or for the benefit of the Company and/or by or for the benefit of any other corporation or company in like relation to the Company, and includes any corporation or company in like relation to a Subsidiary;

“Trading Day” means any day on which the TSX (or any other stock exchange on which the majority of the volume of trading of Common Shares occurs on the relevant day) is open for the trading of the Common Shares;

“TSX” means the Toronto Stock Exchange;

“TSX Rules” means the applicable rules and regulations of the TSX;

“Vested Restricted Share Units” has the meaning ascribed thereto in Sections 5.1 and 5.2; and

“Vesting Date” means each date on which Restricted Share Units granted to a Designated Participant, and any dividend equivalent Restricted Share Units in respect of such Restricted Share Units, shall vest as determined by the Committee, in its sole discretion, in connection with such grant, or as set out in the Grant Notice relating to such grant.

2.2.	Number and Gender

This Plan shall be read with all changes in number and gender required by the context.

2.3.	Severability

If any provision of the Plan is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part of any provision thereof.

2.4.	Headings, Sections, Schedules

Headings used in the Plan are for reference purposes only and do not limit or extend the meaning of the provisions of the Plan. A reference to a Section or Schedule shall, except where expressly stated otherwise, mean a Section or Schedule of the Plan, as applicable.

2.5.	References to Statutes, etc.

Any reference to a statute, regulation, rule, instrument or policy statement shall refer to such statute, regulation, rule, instrument or policy statement as it may be amended, replaced or re-enacted from time to time.

2.6.	Currency

Unless the context otherwise requires or the Committee determines otherwise, all references in the Plan to currency shall be to lawful money of Canada.

3.	ADMINISTRATION

3.1.	Administration of the Plan

Except for matters that are under the jurisdiction of the Board as specified under the Plan, and subject to Applicable Law, this Plan will be administered by the Committee and the Committee has sole and complete authority, in its discretion, to:

(a)

establish, amend and rescind such rules and regulations, and make such interpretations and determinations and take such other actions, as it deems necessary or desirable for the administration of the Plan;

(b)	exercise rights reserved to the Company under the Plan;

(c)	determine vesting terms and conditions for Restricted Share Units granted under the Plan; and

(d)	make all other determinations and take all other actions as it considers necessary or advisable for the implementation and administration of the Plan.

Any interpretation and determination made, and other action taken, by the Committee shall be conclusive and binding on all parties concerned, including, without limitation, the Company and Designated Participants and, if applicable, their Beneficiaries and legal representatives.

3.2.	Eligibility

Any individual who at the relevant time is a Designated Participant is eligible to participate in the Plan. The Company reserves the right to restrict the eligibility or otherwise limit the number of persons eligible for participation in the Plan at any time. Eligibility to participate does not confer upon any individual a right to receive an award of Restricted Share Units pursuant to the Plan.

3.3.	Taxes and Other Source Deductions

As a condition of and prior to participation in the Plan, each Designated Participant authorizes the Company to withhold from any amount otherwise payable to him or her any amounts required by any taxing authority to be withheld for taxes of any kind as a consequence of his or her participation in the Plan. The Company shall also have the right in its sole discretion to satisfy any such liability for withholding or other required deduction amounts by requiring the Designated Participant to complete a sale in respect of such number of Common Shares, which have been issued and would otherwise be delivered to the Designated Participant under the Plan, and any amount payable from such sale will first be paid to the Company to satisfy any liability for withholding. The Company may require a Designated Participant, as a condition of participation in the Plan, to pay or reimburse the Company for any cost incurred by the Company as a result of the participation by the Designated Participant in the Plan.

Each Designated Participant or any Beneficiary, as the case may be, is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such Designated Participant in connection with the Plan (including any taxes and penalties under any Applicable Law), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold such Designated Participant or Beneficiary harmless from any or all of such taxes or penalties.

3.4.	Exemption from Plan Participation

Notwithstanding any other provision of the Plan, if a Designated Participant is a resident in a jurisdiction in which an award of Restricted Share Units under the Plan may be considered to be income that is subject to taxation at the time of such award, the Designated Participant may elect not to participate in the Plan by providing written notice to the Secretary of the Company by the end of the calendar year prior to the year in which the affected compensation will be earned.

3.5.	Appointment of Beneficiaries

Subject to the requirements of Applicable Law, a Designated Participant may designate in writing a Beneficiary to receive any benefits that are payable under the Plan upon the death of such Designated Participant and, from time to time, change such designation in writing. Such designation or change shall be in such form, and executed and delivered in such manner, as the Committee may from time to time determine.

3.6.	Total Common Shares Subject to Restricted Share Units

(a)

The aggregate number of Common Shares that may be issued pursuant to the Plan shall be, subject to Sections 4.6 and 8, 15,000,000 and no Restricted Share Unit may be granted if such grant would have the effect of causing the total number of Common Shares potentially issuable in respect of Restricted Share Units to exceed the above number of Common Shares reserved for issuance under the Plan.

(b)

To the extent Restricted Share Units are cancelled, the Common Shares subject to such Restricted Share Units shall be added back to the number of Common Shares reserved for issuance under the Plan and such Common Shares will again become available for Restricted Share Unit grants under the Plan.

4.	RESTRICTED SHARE UNIT GRANTS

4.1.	Grants of Restricted Share Units

Subject to the provisions of the Plan and such other terms and conditions as the Committee or the Board may prescribe, the Committee may, from time to time, grant Restricted Share Units to such Designated Participant as may be determined by the Committee in its sole discretion with effect from such dates as the Committee may specify.

4.2.	Vesting Provisions

(a)

The Committee shall, in its sole discretion, determine the Vesting Dates and the proportion of Restricted Share Units to vest on each such Vesting Date applicable to each grant of Restricted Share Units at the time of such grant and shall specify such Vesting Dates in the Grant Notice relating to such grant.

(b)	Notwithstanding Section 4.2(a) above, unless otherwise specified herein or determined by the Committee:

(i)

Restricted Share Units granted to a Designated Participant under Section 4.1 shall vest, as to one-third (1/3) of the number of such Restricted Share Units, on each of the first, second and third anniversaries of the Grant Date; and

(ii)

Dividend equivalent Restricted Share Units received by a Designated Participant under Section 4.5 shall vest with the Restricted Share Units in respect of which they were credited to the Designated Participant’s Restricted Share Unit Account.

4.3.	Grant Notice

Each grant of Restricted Share Units will be evidenced by a Grant Notice. The Grant Notice will be subject to the applicable provisions of this Plan and will contain such provisions as are required by this Plan and any other provisions that the Committee may direct. Any one officer of the Company is authorized and empowered to execute and deliver, for and on behalf of the Company, a Grant Notice to each Designated Participant.

4.4.	No Certificates

No certificates shall be issued with respect to Restricted Share Units.

4.5.	Dividend Equivalent Restricted Share Units

Whenever a dividend is paid on the Common Shares, additional Restricted Share Units will be credited to a Designated Participant’s Restricted Share Unit Account in accordance with this Section 4.5. The number of such additional Restricted Share Units to be so credited will be calculated by dividing the dividend that would have been paid to such Designated Participant if the Restricted Share Units recorded in the Designated Participant’s Restricted Share Unit Account as at the record date for the dividend had been Common Shares, whether or not vested, by the Market Value on the Trading Day immediately preceding the date on which the Common Shares began to trade on an ex-dividend basis, rounded down to the next whole number of Restricted Share Units. No fractional Restricted Share Units will thereby be created. The foregoing does not obligate the Company to pay dividends on Common Shares and nothing in this Plan shall be interpreted as creating such an obligation.

4.6.	Maximum Securities

Notwithstanding Section 3.6:

(a)

the number of securities issuable to Insiders, at any time, under all security based compensation arrangements of the Company including, without limitation, this Plan, shall not exceed 8.5% of the issued and outstanding Common Shares calculated on a non-diluted basis;

(b)

the number of securities issued to Insiders, within any one year period, under all security based compensation arrangements of the Company including, without limitation, this Plan, shall not exceed 8.5% of the issued and outstanding Common Shares calculated on a non-diluted basis; and

(c)

without the prior approval of the shareholders of the Company, the number of securities issuable to non-employee directors, at any time, under all security based compensation arrangements of the Company including, without limitation, this Plan, shall not exceed 1% of the issued and outstanding Common Shares calculated on a non-diluted basis and the aggregate value of Restricted Share Units (based on the fair value of the Restricted Share Units at the time of grant) granted to any non-employee director in any calendar year may not exceed $100,000.

4.7.	Restricted Share Unit Account

An account, to be known as a “Restricted Share Unit Account”, shall be maintained by the Company for each Designated Participant and shall be credited from time to time with such Restricted Share Units as are granted to the Designated Participant and any dividend equivalent Restricted Share Units credited in respect of such Restricted Share Units.

4.8.	Statement of Account

The Company shall mail to each Designated Participant to whom Restricted Share Units have been granted, on an annual basis, a statement reflecting the status of the Restricted Share Unit Account maintained for such Designated Participant.

4.9.	Cancellation of Restricted Share Units that Fail to Vest or Are Redeemed

Restricted Share Units that fail to vest in accordance with Section 5 of the Plan, or that are redeemed in accordance with Section 6 of the Plan, shall be cancelled and shall cease to be recorded in the Restricted Share Unit Account of the relevant Designated Participant as of the date on which such Restricted Share Units fail to vest or are redeemed, as the case may be, and the Designated Participant will have no further right, title or interest in or to such Restricted Share Units.

5.	VESTING OF RESTRICTED SHARE UNITS

5.1.	Vesting

Subject to Sections 6.2 and 6.3, Restricted Share Units and any dividend equivalent Restricted Share Units in respect of such Restricted Share Units, shall vest on the earliest of:

(a)	the Vesting Date;

(b)	the Change of Control Date; or

(c)	such date as the Committee may determine in accordance with the provisions of this Section 5,

and such Restricted Share Units shall be considered “Vested Restricted Share Units”.

5.2.	Vesting on Death, Retirement, Disability or Termination without Cause

If a Designated Participant dies, retires, suffers a Disability or is terminated without Cause prior to a Vesting Date, the Committee may determine, in its sole discretion, whether or not any or all of the Restricted Share Units and any dividend equivalent Restricted Share Units in respect of such Restricted Share Units, shall otherwise be considered to have vested and the date on which the Committee determines that some or all of the Designated Participant’s Restricted Share Units have vested shall be considered to be the Vesting Date for such Restricted Share Units that have so vested and such Restricted Share Units shall be considered “Vested Restricted Share Units”.

5.3.	Acknowledgement of Grant

A Designated Participant shall deliver to the Company the completed Grant Notice acknowledging the grant of Restricted Share Units within 90 days after the date on which the Designated Participant receives the Grant Notice from the Company. If the Grant Notice is not delivered by the Designated Participant within such period, the Committee reserves the right to revoke the grant of such Restricted Share Units to the Designated Participant and the crediting of such Restricted Share Units to the Designated Participant’s Restricted Share Unit Account.

6.	REDEMPTION OF RESTRICTED SHARE UNITS

6.1.	Redemption of Vested Restricted Share Units

Subject to the remaining provisions of this Section 6, on the Redemption Date for each Vested Restricted Share Unit, the Company shall redeem all such Vested Restricted Share Units by issuing a share certificate in the name of the Designated Participant evidencing the Common Shares issued to the Designated Participant in respect of the Vested Restricted Share Units, each Vested Restricted Share Unit being redeemed for one Common Share.

6.2.	Cessation of Employment

If the employment of a Designated Participant ceases prior to the Vesting Date, Restricted Share Units and the dividend equivalent Restricted Share Units in respect of such Restricted Share Units shall be dealt with as follows:

(a)

if a Designated Participant’s Restricted Share Units have not vested pursuant to Section 5.2, and the Designated Participant’s employment ceases because of the death, retirement or Disability of the Designated Participant, a pro-rata portion of the Designated Participant’s Restricted Share Units (and any dividend equivalent Restricted Share Units credited in respect thereof) that are scheduled to vest on the next scheduled Vesting Date set forth in the Grant Notice for such Restricted Share Units shall vest, based on the number of days since the Grant Date to the date of death, retirement or Disability in relation to the total number of days from the Grant Date to such Vesting Date, and such Restricted Share Units shall be redeemed and certificates shall be issued to the Designated Participant or the Designated Participant’s Beneficiary or estate in accordance with Section 6.1 on the next scheduled Vesting Date set forth in the Grant Notice;

(b)

if the Designated Participant’s employment ceases because of termination for Cause or because of the resignation of the Designated Participant other than for Good Reason, all Restricted Share Units (and any dividend equivalent Restricted Share Units credited in respect thereof), whether or not vested, shall immediately expire and the Designated Participant shall have no further rights respecting such Restricted Share Units (and dividend equivalent Restricted Share Units);

(c)

if a Designated Participant’s Restricted Share Units have not vested pursuant to Section 5.2, and the Designated Participant’s employment ceases because of termination without Cause or resignation for Good Reason, a pro-rata portion of the Designated Participant’s Restricted Share Units (and any dividend equivalent Restricted Share Units) that are scheduled to vest on the next scheduled Vesting Date set forth in the Grant Notice shall vest, based on the number of days since the Grant Date to the date of such termination or resignation in relation to the total number of days from the Grant Date to such Vesting Date, and such Restricted Share Units shall be redeemed and certificates shall be issued to the Designated Participant in accordance with Section 6.1 on the next scheduled Vesting Date set forth in the Grant Notice; and

(d)

the date of cessation of a Designated Participant’s employment shall be the Designated Participant’s last day of active employment and shall not include any period of statutory, contractual or reasonable notice or any period of deemed employment.

6.3.	Change of Control

(a)

In the event of a Change of Control where the Person that acquires Control (the “Acquirer”), an Affiliate thereof, or the successor of the Company, agrees to assume all of the obligations of the Company under the Plan and the Committee determines that such assumption is consistent with the objectives of the Plan, the Plan and all outstanding awards will continue on the same terms and conditions, except that, if applicable, Restricted Share Units may be adjusted to a right to acquire shares of the Acquirer or its Affiliate.

(b)

In the event of a Change of Control where the Plan is continued pursuant to Section 6.3(a), the Restricted Share Units of Designated Participants whose employment thereafter ceases for any reason other than resignation without Good Reason or termination for Cause shall immediately be deemed to be Vested Restricted Share Units and the Company shall, at its option, redeem all such Vested Restricted Share Units by:

(i)

issuing a share certificate in the name of the Designated Participant evidencing the Common Shares issued to the Designated Participant in respect of the Vested Restricted Share Units, each Vested Restricted Share Unit being redeemed for one Common Share and the Vesting Date of such Restricted Share Units shall be the date of the termination of employment; or

(ii)	paying to such Designated Participant a cash amount equal to the Market Value of such Vested Restricted Share Units as of the date of termination.

(c)

In the event of a Change of Control where the Acquiror or an Affiliate thereof or the successor to the Company does not agree to assume all of the obligations of the Company under the Plan, or the Committee determines that such assumption is not consistent with the objectives of the Plan, all unvested Restricted Share Units held by each Designated Participant shall immediately be deemed to be Vested Restricted Share Units and the Company shall, at its option, redeem all such Vested Restricted Share Units:

(i)

by issuing a share certificate in the name of the Designated Participant evidencing the Common Shares issued to the Designated Participant in respect of the Vested Restricted Share Units, each Vested Restricted Share Unit being redeemed for one Common Share and the Vesting Date of such Restricted Share Units shall be the Change of Control Date; or

(ii)	paying to each Designated Participant a cash amount equal to the Market Value of such Vested Restricted Share Units as of the Change of Control Date.

Notwithstanding the foregoing, the Committee may terminate all or part of the Plan if it determines that it is appropriate to do so upon a Change of Control and in the event of such termination, the Plan shall terminate on the Change of Control Date on such terms and conditions as the Committee may determine.

6.4.	No Interest

For greater certainty, no interest shall be payable to Designated Participants in respect of any amount payable under the Plan.

7.	AMENDMENT OF THE PLAN

7.1.	Amendment

(a)

Subject to Applicable Law and Sections 7.1(b) and 7.1(c) below, the Board may, without notice or shareholder approval, at any time or from time to time, amend, suspend or terminate the Plan for any purpose which, in the good faith opinion of the Board, may be expedient or desirable.

(b)	Notwithstanding Section 7.1(a), but subject to Section 7.1(e), the Board shall not materially adversely alter or impair any rights of a Designated Participant or materially increase any obligations of a Designated Participant with respect to Restricted Share Units previously awarded under the Plan without the consent of the Designated Participant.

(c)	Notwithstanding Section 7.1(a), none of the following amendments shall be made to this Plan without approval by shareholders by ordinary resolution:

(i)	increasing the number of securities issuable under the Plan, other than in accordance with the terms of this Plan;

(ii)	making a change to the class of Designated Participants that would have the potential of broadening or increasing participation by Insiders;

(iii)	amending Section 8.6 of the Plan;

(iv)	permitting awards other than Restricted Share Units to be made under this Plan; and

(v)	deleting or reducing the amendments that require shareholders’ approval under this Section 7.1(a).

(d)

Without limiting the generality of the foregoing, the Board shall have the power and authority to approve amendments relating to the Plan, without obtaining shareholder approval, to the extent that such amendment:

(i)	is of a typographical, grammatical, clerical or administrative nature or is required to comply with applicable regulatory requirements, including the TSX Rules, in place from time to time;

(ii)	is an amendment to the Plan respecting administration of the Plan and eligibility for participation under the Plan;

(iii)	changes the terms and conditions on which Restricted Share Units may be or have been granted pursuant to the Plan, including change to the vesting provisions of the Restricted Share Units;

(iv)	changes the termination provisions of a Restricted Share Unit or the Plan; or

(v)	is an amendment to the Plan of a “housekeeping nature”.

(e)

If the Board terminates or suspends the plan, no new Restricted Share Units (other than dividend equivalent Restricted Share Units) will be credited to the Restricted Share Unit Account of a Designated Participant. On termination of the Plan, the vesting of any and all Restricted Share Units not then vested will be accelerated and, on a date or dates selected by the Board in its discretion, payment in the form of Common Shares will be made to the Designated Participant in respect of Restricted Share Units.

(f)

The Board shall not require the consent of any affected Designated Participant in connection with the termination of the Plan in which the vesting of all Restricted Share Units held by the Designated Participant are accelerated and payment is made to the Designated Participant in respect of all such Restricted Share Units.

(g)	The Plan will terminate on the date upon which no further Restricted Share Units remain outstanding.

8.	GENERAL

8.1.	Adjustments

In the event of any stock dividend, stock split, combination or exchange of shares, merger, amalgamation, arrangement or other scheme of reorganization, spin-off or other distribution of the Company’s assets to shareholders (other than the payment of cash dividends in the ordinary course), or any other change in the capital of the Company affecting Common Shares, such adjustments, if any, as the Committee in its discretion may deem appropriate to preserve proportionately the interests of Designated Participants under the Plan as a result of such change shall be made with respect to the number of Restricted Share Units outstanding under the Plan.

8.2.	Compliance with Laws and Company Policies

(a)

The terms of the Plan are subject to any Applicable Laws and governmental and regulatory requirements (including the TSX Rules), approvals and consents, and the provisions of any applicable policies of the Company that may be or become applicable. Without limiting the generality of the foregoing, the Company may, in its sole discretion, delay the crediting of Restricted Share Units to the accounts of Designated Participants and/or the redemption of Restricted Share Units if and to the extent it considers necessary or appropriate as a result of any Blackout Period.

(b)

If the Committee determines that the listing, registration or qualification of the Common Shares subject to this Plan upon any securities exchange or under any provincial, state, federal or other Applicable Law, or the consent or approval of any governmental body or securities exchange or of the shareholders of the Company is necessary or desirable, as a condition of, or in connection with, the crediting of Restricted Share Units or the issue of Common Shares hereunder, the Company shall be under no obligation to credit Restricted Share Units or issue Common Shares hereunder unless and until such listing, registration, qualification, consent or approval shall have been affected or obtained free of any conditions not acceptable to the Committee.

8.3.	Designated Participant’s Entitlement

Except as otherwise provided in this Plan, Restricted Share Units previously granted under this Plan, whether or not then vested, are not affected by any change in the relationship between, or ownership of, the Company and a Related Entity. For greater certainty, all Restricted Share Units remain valid in accordance with the terms and conditions of this Plan and are not affected by reason only that at any time, a Related Entity ceases to be a Related Entity.

8.4.	Reorganization of the Corporation

The existence of any Restricted Share Units shall not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, or to create or issue any bonds, debentures, shares or other securities of the Company or to amend or modify the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Company, or any amalgamation, combination, merger or consolidation involving the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

8.5.	Blackout Periods

If a Vested Restricted Share Unit would otherwise be redeemed during a Blackout Period or within 5 business days after the date on which the Blackout Period ends, then, notwithstanding any other provision of the Plan, the Vested Restricted Share Unit shall instead be redeemed on the date which is 10 business days after the date on which the Blackout Period ends.

8.6.	Transferability of Restricted Share Units

Rights with respect to Restricted Share Units shall not be transferable or assignable other than by will or the laws of descent and distribution.

8.7.	Successors and Assigns

The Plan shall be binding on the Company and on Designated Participants and, if applicable, their Beneficiaries and legal representatives.

8.8.	Unfunded and Unsecured Plan

The Plan is an unfunded obligation of the Company and the Company will not secure its obligations under the Plan. Neither the establishment of the Plan nor the grant of Restricted Share Units (or any action taken in connection therewith) shall be deemed to create a trust. To the extent any individual holds any rights by virtue of a grant of Restricted Share Units under the Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company.

8.9.	Market Fluctuations

No amount will be paid to, or in respect of, a Designated Participant under the Plan to compensate for a downward fluctuation on the price of Common Shares, nor will any other form of benefit be conferred upon, or in respect of, a Designated Participant for such purpose. The Company makes no representations or warranties to the Designated Participants with the respect to the Plan or the Common Shares whatsoever. In seeking the benefits of participation in the Plan, a Designated Participant agrees to accept all risks associate with a decline in the market price of Common Shares.

8.10.	Participation is Voluntary; No Additional Rights

The Participation of any Designated Participant in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Designated Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. Nothing in this Plan shall be construed to provide the Designated Participants with any rights whatsoever to participation or continue participation in this Plan or to compensation or damages in lieu of participation, whether upon termination of service as a Designated Participant or otherwise. Nothing contained in this Plan shall be deemed to give any person the right to the continuation of employment by the Company or a Related Entity of the Company or interfere in any way with the right of the Company or a Related Entity of the Company to terminate such employment at any time or to increase or decrease the compensation of such person. For greater certainty, a period of notice, if any, or payment in lieu thereof, upon termination of employment, wrongful or otherwise, shall not be considered as extending the period of employment for the purposes of the

Plan. The Company does not assume responsibility for the personal income or other tax consequences for the Designated Participants and they are advised to consult with their own tax advisors.

8.11.	No Shareholder Rights

No Designated Participant has or is entitled to obtain, as a result of any entitlement to Restricted Share Units hereunder, any entitlement to Common Shares or any voting rights, rights to receive any distribution or any other rights as a shareholder of the Company.

8.12.	Subject to Law

The Company’s granting of any Restricted Share Units and its obligation to make any payments in respect thereof are subject to compliance with Applicable Law.

8.13.	No Salary Deferral Arrangement

Notwithstanding any other provision of the Plan, it is intended that the Plan and Restricted Share Units granted under the Plan not be considered “salary deferral arrangements” under the Income Tax Act (Canada) and the Plan shall be administered in accordance with such intention. Without limiting the generality of the foregoing, the Committee may make such amendments to the terms of outstanding Restricted Share Units (including, without limitation, changing the Vesting Dates and Redemption Dates thereof) as may be necessary or desirable, in the sole discretion of the Committee, so that the Plan and Restricted Share Units outstanding thereunder are not considered “salary deferral arrangements”.

8.14.	Administration Costs

The Company will be responsible for all costs relating to the administration of the Plan.

8.15.	Governing Law

The Plan shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

8.16.	Effective Date

The Plan is adopted with effect from May 7, 2015.

Schedule A

Form of Grant Notice and Acknowledgement

B2Gold Corp. Restricted Share Unit Plan

B2Gold Corp. (the “Company”) hereby grants the following award to the Designated Participant named below in accordance with and subject to the terms, conditions and restrictions of this Grant Notice and Acknowledgement (the “Notice”), together with the provisions of the B2Gold Corp. Restricted Share Unit Plan (the “Plan”) dated May 7, 2015:

Name and Address of Designated Participant:

Date of Grant:

Total Number of Restricted Share Units

1.

The terms and conditions of the Plan are hereby incorporated by reference as terms and conditions of this Notice and all capitalized terms used herein, unless expressly defined in a different manner, have the meanings ascribed thereto in the Plan.

2.	Subject to any acceleration in vesting as provided in the Plan, each Restricted Share Unit vests as follows:

[To be inserted]

3.	The payment is respect of Restricted Share Units held by the Designated Participant shall be satisfied by the issuance of Common Shares to the Designated Participant on the Redemption Date.

4.	Nothing in the Plan or in this Notice will affect the right of the Company or any Related Entity to terminate the employment or term of service any employee at any time for any reason whatsoever.

5.

Each notice relating to any award of Restricted Share Units must be in writing and signed by the Designated Participant or its Beneficiary or legal representative. All notices to the Company must be delivered personally or by prepaid registered mail and must be addressed to the Secretary of the Company. All notices to the Designated Participant will be addressed to the principal address of the Designated Participant on file with the Company. Either the Company or the Designated Participant may designate a different address by written notice to the other. Any notice given by either the Designated Participant of the Company is not binding on the recipient thereof until received.

6.	The undersigned acknowledges:

(a)

having received a copy of the Plan and acknowledges and agrees that the terms of the Plan govern the grant of Restricted Share Units to and the rights of the undersigned hereunder and that such terms include rights of the Company to amend or terminate the Plan or any of its terms and to determine vesting and other matters at its discretion;

(b)	that the Company or Subsidiary of the Company that employs the undersigned may be required to withhold from the undersigned’s compensation and remit to the Canada

2

Revenue Agency or the tax agency of the country in which the Designated Participant resides income taxes and other required source deductions in respect of the redemption of Vested Restricted Share Units of the Designated Participant provided for in Section 3.3 of the Plan; and

(c)

and agrees that the undersigned will, at all times, act in strict compliance with Applicable Law and all policies of the Company applicable to the undersigned in connection with the Plan. Such Applicable Law and policies shall include, without limitation, those governing “insiders” of “reporting issuers” as those terms are construed for the purposes of applicable securities laws.

DATED this              day of                                         , 20              .

B2GOLD CORP.

Per:
Name:
Title:

)
)
)
)
Witness	)	[Name of Designated Participant]
)